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                                                                      Exhibit 5

                             DAVIS POLK & WARDWELL
                             450 Lexington Avenue
                              New York, NY 10017
                                 212-450-4000


                               September 4, 2002



Cellco Partnership
Verizon Wireless Capital LLC
180 Washington Valley Road
Bedminster, NJ 07921

Ladies and Gentlemen:

   We have acted as special counsel to Cellco Partnership, a Delaware general partnership, and Verizon Wireless Capital LLC, a Delaware limited liability company (collectively, the "Issuers"), in connection with the Issuers' offer (the "Exchange Offer") to exchange their Floating Rate Exchange Notes due 2003 and 5.375% Exchange Notes due 2006 (collectively, the "New Securities") for any and all of their outstanding Floating Rate Notes due 2003 and 5.375% Notes due 2006 (collectively, the "Old Securities").

   We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.


   Upon the basis of the foregoing, we are of the opinion that the New Securities, when duly executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of each Issuer enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and (ii) general principles of equity.


   We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America, and the Revised Uniform Partnership Act and the Limited Liability Company Act of the State of Delaware.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.


   This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that Wachovia Bank National Association, as Exchange Agent for the Exchange Offer, and holders of the New Securities and the Old Securities may rely upon this opinion as if it were addressed directly to it.


                                          Very truly yours,

                                          /S/  DAVIS POLK & WARDWELL